Exhibit 99.1

DeVry Inc. Announces Acquisition of American University of the Caribbean

Expands DeVry’s Offering in High Quality Medical Education; Creates World’s Leading Provider of International Medical Education

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--August 4, 2011--DeVry Inc. (NYSE:DV), a global provider of educational services, today announced it has acquired the business operations of privately held American University of the Caribbean (AUC). AUC’s medical school campus is located in St. Maarten, and its administrative offices are located in Coral Gables, Fla.

The acquisition of AUC is consistent with DeVry's growth and diversification strategy, increasing its presence in high quality medical and healthcare education and expanding its academic offerings at the post-baccalaureate level. AUC’s total enrollment is approximately 1,000 students. DeVry was attracted to AUC because of its highly regarded faculty, commitment to academic excellence, and an accomplished network of alumni. In addition, AUC has strong partnerships with residency placement hospitals across the United States.

Since 1978, AUC has provided its students with high quality medical education, and now has more than 4,000 graduates who are licensed and practicing medicine throughout the world. The school is accredited by the Accreditation Commission on Colleges of Medicine (ACCM), and its students are eligible to sit for the USMLE, obtain U.S. Federal Financial Aid if qualified, become active members of the American Medical Student Association (AMSA) and, upon graduation, obtain residency and licensure throughout the United States. AUC is one of only three international medical schools whose students are eligible to receive federal student aid. AUC utilizes the same curriculum as U.S. medical schools, with two years of basic sciences taught at the St. Maarten campus, followed by two years of clinical sciences taught at affiliated hospitals in the U.S. and England. AUC graduates are eligible to practice medicine in all 50 states.

“Working with AUC management, DeVry has already developed an initial plan for additional investments in academic quality, which will also support future growth. Planned investments include more than $20 million for facility and other improvements," said Daniel Hamburger, DeVry's president and chief executive officer. “AUC’s high quality curriculum, faculty and facilities provide us the perfect opportunity to further expand our doctoral program offerings in this high demand field. The combination of DeVry and AUC is strategically compelling and will deliver significant benefits to students and employees. In concert with our other medical school, Ross University School of Medicine, DeVry will continue to be the leader in international medical education and the only publicly-held education provider that operates medical schools.”

There is a significant unmet demand in the U.S. for well-trained, licensed physicians. Demographic trends point to accelerating demand for doctors in the coming years as the aging baby boomers require greater healthcare services. Ninety percent of AUC’s students are U.S. citizens.

AUC’s culture is highly compatible with DeVry, characterized by a commitment to strong student outcomes, program quality and regulatory integrity.

“We welcome AUC’s employees as the newest members of the DeVry family, and will work closely with them as we continue to deliver high quality educational programs,” said Bill Hughson, president of DeVry’s Healthcare Group. “We intend to invest significantly in AUC, its programs and its facilities, while leveraging organizational synergies and best practices from across our family of educational institutions. We are excited about the opportunities that AUC provides to the Healthcare Group and we look forward to working with AUC employees, clinical partners, the government of St. Maarten and the ACCM in the near future.”

“We are very pleased to be joining the DeVry family," said Yife Tien, son of the founder of AUC. “DeVry is renowned for quality education and their commitment to their students. I know AUC will continue to thrive under their leadership as will the people of St. Maarten who will benefit from the vast resources and commitment to partnership that DeVry will bring to the country. This combination truly positions the institution for continued prosperity and growth for decades to come.”

Terms of the Transaction

Upon closing, DeVry paid $235 million in cash in exchange for all assets of AUC. For the year ending December 31, 2011, AUC’s revenues are expected to be approximately $50 million. DeVry expects AUC to be accretive to earnings per share in fiscal 2012 by about $0.05 per share and increasing thereafter.

Mayer Brown served as DeVry Inc.'s legal counsel. DeVry did not utilize an investment bank for this transaction. Credit Suisse acted as financial advisor to AUC and McDermott Will & Emery served as AUC’s legal counsel.

AUC will continue to operate as an independent institution, and will benefit from the sharing of best practices and systems as a part of DeVry’s family of colleges and universities. The school will become part of DeVry’s Healthcare Group, joining Ross University School of Medicine, Ross University School of Veterinary Medicine, Chamberlain College of Nursing and the Carrington Colleges Group.

About AUC

Since 1978 American University of the Caribbean School of Medicine (AUC) has provided students with quality medical education and has more than 4,000 graduates who are licensed and practicing medicine throughout the world. AUC is committed to providing a high-quality, internationally recognized program of medical education. AUC is accredited by the Accreditation Commission on Colleges of Medicine (ACCM). AUC students are eligible to sit for the USMLE, obtain U.S. Federal Financial Aid if qualified, become active members of the American Medical Student Association (AMSA) and, upon graduation, obtain residency and licensure throughout the United States. AUC’s curriculum is the U.S. medical school model, with two years of medical sciences taught at the St. Maarten campus, followed by two years of clinical sciences taught at affiliated hospitals in the United States and England.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, American University of the Caribbean, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry's most recent Annual Report on Form 10-K for the year ending June 30, 2010 and filed with the Securities and Exchange Commission on August 25, 2010.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 353-3800
or
Media Contact:
Larry Larsen
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(312) 497-0655